Exhibit 5.1

Carlton Fleming

+1 650 843 5865

cfleming@cooley.com

April 20, 2018

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA  94060

Ladies and Gentlemen:

We have acted as counsel to Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 18,400,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 2,400,000 shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement (No. 333-223564) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In rendering the opinion, we have assumed the genuineness and authenticity of all signatures on original documents, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; and the accuracy completeness and authenticity of certificates of public officials.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Rigel Pharmaceuticals, Inc.

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K and to the incorporation by reference of this opinion in the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Carlton Fleming
Carlton Fleming